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                                  Exhibit 21.1

LIST OF SUBSIDIARIES

The following is a list of all subsidiaries of Kalan Gold Corporation as of December 31, 1999.


Name of Subsidiary                   Jurisdiction of Incorporation
                                     Or Organization
-------------------------------------------------------------------------
Animated Electronic Industries Sdn   Malaysia
Bhd ("AEI"), a wholly-owned
subsidiary of the Company

Vistel (Malaysia) Sdn Bhd, a 51%     Malaysia
owned subsidiary of AEI.

Perwimas Telecommunications Sdn      Malaysia
Bhd, a 70% owned subsidiary of AEI.